Exhibit 4.5

AMENDMENT OF WARRANT AGREEMENT

This Amendment of Warrant Agreement (this “Agreement”) is made as of August 15, 2022, by and between Rubicon Technologies, Inc., a Delaware corporation (formerly known as Founder SPAC, a Cayman Islands exempted company) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 14, 2021 and filed by the Company with the United States Securities and Exchange Commission on October 20, 2021 (the “Existing Warrant Agreement”);

WHEREAS, the terms of the Warrants (as defined in the Existing Warrant Agreement) are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on December 15, 2021, the Company, Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of the Company, Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of the Company, Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of the Company, Boom Clover Business Limited, a British Virgin Islands corporation, NZSF Frontier Investments Inc., a Delaware corporation, and PLC Blocker A LLC, a Delaware limited liability company, entered into an agreement and plan of merger (the “Merger Agreement”) with Rubicon Technologies, LLC, a Delaware limited liability company;

WHEREAS, pursuant to the Merger Agreement, among other things, the Company deregistered under the Cayman Islands Companies Act (As Revised) and domesticated as a Delaware corporation under Section 388 of the Delaware General Corporation Law (the “Domestication”) and in connection therewith, the Company changed its name from Founder SPAC (“Founder”) to Rubicon Technologies, Inc.;

WHEREAS, immediately following the Domestication, the parties to the Merger Agreement consummated the mergers contemplated thereby;

WHEREAS, as a result of and upon the effective time of the Domestication, among other things, (A) each then-issued and outstanding Class A ordinary share, par value $0.0001 per share, of Founder (“Founder Class A Shares”) automatically converted into one share of Class A common stock, par value $0.0001 per share, of the Company (“Domestication Class A Common Stock”), (B) each then-issued and outstanding Class B ordinary share, par value $0.0001 per share, of Founder converted into one share of Domestication Class A Common Stock pursuant to the Sponsor Agreement, dated December 15, 2021, by and among Founder, Founder SPAC Sponsor LLC, Rubicon Technologies, LLC, and certain insiders of Founder, (C) each then-issued and outstanding public warrant of Founder, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Public Warrant”), converted automatically, on a one-for-one basis, into a public warrant of the Company (the “Domestication Public Warrant”) that represents a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to Section 4.5 of the Existing Warrant Agreement, (D) each then-issued and outstanding private placement warrant, each representing a right to acquire one Founder Class A Share for $11.50, converted automatically, on a one-for-one basis, into a private placement warrant of the Company that represents a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to Section 4.5 of the Existing Warrant Agreement, and (E) each then-issued and outstanding unit of Founder, each representing a Founder Class A Share and one-half of a Founder Public Warrant (a “Founder Unit”), that had not been previously separated into the underlying Founder Class A Share and one-half of one Founder Public Warrant upon the request of the holder thereof, was separated and automatically converted into one share of Domestication Class A Common Stock and one-half of one Domestication Public Warrant. No fractional Domestication Public Warrants were issued upon separation of the Founder Units. In addition, the certificate of incorporation of the Company authorized Class V common stock, par value $0.0001 per share (“Domestication Class V Common Stock”). Domestication Class A Common Stock is entitled to economic rights and one vote per share and Domestication Class V Common Stock is entitled to one vote per share with no economic rights;

WHEREAS, effective as of the Domestication, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Founder Class A Shares, but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a like number of shares of Domestication Class A Common Stock;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement constituted a Business Combination (as defined in the Existing Warrant Agreement); and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holder (as defined in the Existing Warrant Agreement) for the purpose of, among other things, adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 1, effective as of the Effective Time (as defined in the Merger Agreement), and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 1 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

1.1 Preamble; References to the “Company”. The preamble to the Existing Warrant Agreement is hereby amended by deleting “Founder SPAC, a Cayman Islands exempted company” and replacing it with “Rubicon Technologies, Inc., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Rubicon Technologies, Inc. rather than Founder SPAC.

1.2 References to “Ordinary Shares”. All references to “Ordinary Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Domestication Class A Common Stock.

1.3 References to “Business Combination”. All references to the “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Merger Agreement, and references to “the closing of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Effective Time.

1.4 Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Rubicon Technologies, Inc.

950 E. Paces Ferry Road, Suite 1900

Atlanta, GA 30326

Attention: William Meyer, General Counsel

Email: bill.meyer@rubicon.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer &
Trust Company One State Street,
30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

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Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

Attn: Evan D’Amico

Email: EDAmico@gibsondunn.com

2. Miscellaneous Provisions.

2.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.5 Effect of Headings; Interpretation. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof. All references to “dollars” or “$” refer to currency of the United States of America.

2.6 Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

RUBICON TECHNOLOGIES, INC. (f/k/a FOUNDER SPAC)

By:	Nathaniel R. Morris

Name:	Nate Morris

Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	Luis Ortiz

Name:	Luis Ortiz

Title:	Vice President

[Signature Page to Amendment of Warrant Agreement]

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